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                                                                   Exhibit 10.25


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into on the 16th day of November, 2000, by and between PAYLESS SHOESOURCE, INC., a Delaware corporation, ("Payless") and Steven J. Douglass ("Executive").

In consideration of mutual promises and agreements set forth in this Employment Agreement, Payless and Executive agree as follows:

1. (a) Payless agrees to employ Executive, and Executive agrees to render personal services to Payless, for the period commencing on the date of this Employment Agreement through May 31, 2007 (the "Contract Term") Chairman of the Board and Chief Executive Officer of Payless ShoeSource, Inc.

         (b) Payless agrees to pay Executive basic compensation for such services during the Contract Term at the annual rate of $800,000.00, payable in equal bi-weekly installments, and in accordance with Paragraph 5, which annual rate will be subject to an annual review during Payless' regularly scheduled review time.

         (c) If Executive is eligible to participate in one of Payless' bonus plans (the "Incentive Plan"), then Executive shall be entitled to such Awards, if any, which may be payable under the Incentive Plan, determined in accordance with and subject to all of the terms and provisions of the Incentive Plan.

         (d) Payless shall reimburse Executive for all items of normal expense incurred by Executive as an employee of Payless in accordance with Payless' reimbursement policies in effect from time to time.

         (e) The Executive Compensation Change Memorandum from time to time in effect, as initialed on behalf of Payless and by Executive, is hereby incorporated by reference herein and made a part hereof. In addition, Payless has adopted certain employee benefit plans and has established certain arrangements concerning executive perquisites which may, from time to time, confer rights and benefits on the Executive in accordance with their terms, and Payless may, in the future, adopt additional employee benefit plans and establish additional arrangements concerning executive perquisites, and may in the future amend, modify or terminate any of the aforesaid employee benefit plans and arrangements, all in accordance with their terms and in accordance with applicable law. Executive shall be entitled to whatever rights and benefits may be conferred on Executive, from time to time in accordance with the terms of such plans and arrangements, as they may be amended from time to time, independent of this Agreement. All references to payment dates or vesting dates in this Paragraph 1 or in such plans and arrangements, shall require that Executive be employed by Payless on such date to receive such payment or be vested in such benefit.

         (f) Executive will be eligible for future grants of restricted stock and stock options as



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may be made under the terms of the 1996 Stock Incentive Plan ("SIP") in accordance with the levels established by the Compensation Committee of the Board of Directors.

         (g) Payless will:

                  (i) grant Executive 120,000 options on shares of common stock under the SIP on May 25, 2001, such options to vest as follows:

                NUMBER OF SHARES                           VESTING DATE
                ----------------                           ------------
                     15,000                                May 25, 2002

                     15,000                                May 25, 2003

                     20,000                                May 25, 2004

                     20,000                                May 25, 2005

                     25,000                                May 25, 2006

                     25,000                                May 25, 2007

         and

                  (ii) at such future date as is determined by the Compensation and Nominating Committee of the Board of Directors or the Board:

                           (1) seek shareowner approval of amendments to the
                  SIP, or approval of another plan, so that an additional 280,000 options on shares of common stock could be granted to Executive and such grant would comply with the requirements of
                  Section 162(m) of the Internal Revenue Code, and

                           (2) upon such approval, grant to Executive effective
                  the date of such shareowner approval 280,000 options on shares of common stock at the average of the high and low trading price on the date of such grant, which options shall vest in equal installments beginning on the first anniversary of such grant and continuing annually thereafter through the anniversary of such grant in 2007; and

                  (iii) amend the Payless ShoeSource, Inc. Supplemental Retirement Plan to provide for the Executive (1) immediate benefit eligibility (prior to age 55) upon a change of control or termination of employment by Payless without cause, and (2) in the event of Executive's disability prior to age 55, immediate eligibility for benefits to be integrated with, and funded pursuant to, Payless' disability plans; and

                  (iv) amend the Payless ShoeSource, Inc. Executive Post-Retirement Life Medical Insurance Program ("Retiree Medical Plan") to provide the Executive and his spouse



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         with lifetime retiree medical insurance coverage at Payless' cost (1)
         upon the Executive's retirement after age 55, and (2) prior to the Executive reaching age 55, in the event of a change in control, termination by Payless without cause, or the Executive becoming disabled (as defined by the Retiree Medical Plan); and

                  (v) amend the Payless ShoeSource, Inc. Executive Incentive Compensation Plan for Payless Executives ("EICP") to increase the maximum (as defined in Section 4.c.i. of the EICP) for each of the "Annual EPS Factor" and "Annual RONA Factor" to 56.25%.

2.       (a) At all times during the Contract Term, Executive will:

                  (i) faithfully and diligently perform Executive's duties in conformity with the directions of Payless and serve Payless to the best of Executive's ability; and

                  (ii) devote Executive's undivided time and attention to the business of Payless, subject to reasonable vacations in accordance with Payless' vacation policy as it applies from time to time, to such extent as may be reasonably necessary for the proper performance of the personal services to be rendered by Executive under this Agreement; and

                  (iii) maintain Executive's residence in the Topeka, Kansas metropolitan area or the environs thereof within reasonable access to the business activities of Payless therein for the Contract Term.

         (b)  At all times during the Contract Term, Executive will not:

                  (i) engage in any activity which conflicts or interferes with or adversely affects Executive's performance of Executive's duties hereunder, or

                  (ii) accept any other employment, whether as an Executive or as a consultant or in any other capacity, and whether or not compensated therefor, or

                  (iii) violate the terms of any of the policies described in Payless' Policy of Business Conduct distributed from time to time to Executive.

3. (a) At all times during the Contract Term and for a period of two years from actual termination of employment or, if there are more than one year remaining in the Contract Term at the time of termination of employment, for the remainder of the Contract Term, Executive will not:

                  (i) directly or indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business, or

                  (ii) solicit for employment, hire or offer employment to, or disclose information to or otherwise aid or assist any other person or entity other than Payless or any


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         subsidiary of Payless in soliciting for employment, hiring or offering employment to, any employee of Payless or any subsidiary of Payless, or

                  (iii) take any action which is intended to harm Payless or its reputation, which Payless reasonably concludes could harm Payless or its reputation or which Payless reasonably concludes could lead to unwanted or unfavorable publicity to Payless.

Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business shall not constitute ownership or participation in ownership in violation of Paragraph 3(a).

         (b) The term "Competing Business" shall include, but not be limited to,

                  (i) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at retail to consumers at price points competitive, or likely to be competitive with Payless (e.g., including, without limitation, Wal-Mart, K-Mart, Target, Ames, Mervyn's Pic-N-Pay, Foot Star, Inc., Edison, Aldo, Genesco, Venator, Famous Footwear, Shoe Carnival, Jones Apparel Group, Kohl's, Liz Claiborne, Big Five, J.C. Penney and Sears) within 20 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores, franchisees or wholesale customers;

                  (ii) any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailers or other footwear distributors located within 20 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores, franchisees or wholesale customers:

                  (iii) any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear to retailers or other footwear distributors located within 20 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores, franchisees, or wholesale customers; (e.g., including, without limitation, Jones Apparel Group, Dexter, Stride Rite, Liz Claiborne, Wolverine Worldwide, Timberland, Nike, Reebok, K-Swiss, Keds and Adidas); or

                  (iv) any business which provides buying office services to any store or group of stores or businesses referred to in Paragraph 3.(b) (i), 3. (b) (ii) and 3. (b) (iii).

         (c)  Background of non-compete restriction:


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                  (i) Payless is one of the leading retail companies in North
         America, with self-service shoe stores throughout the United States and its territories and Canada; and

                  (ii) In connection with its business, Payless has expended a great deal of time, money and effort to develop and maintain its confidential, proprietary and trade secret information; this information, if misused or disclosed, could be very harmful to Payless' business and its competitive position in the marketplace; and

                  (iii) Executive desires to be employed by Payless, to be eligible for opportunities for advancement within Payless, to be eligible for potential compensation increases and to be given access to confidential and proprietary information of Payless necessary for Executive to perform Executive's job, but which Payless would not make available to Executive but for Executive's signing and agreeing to abide by the terms of this Agreement as a condition of Executive's employment by Payless; and

                  (iv) Executive recognizes and acknowledges that Executive's position with Payless provides Executive with access to Payless' confidential and proprietary trade secret information and other confidential business information; and

                  (v) Payless compensates its associates to, among other things, develop and preserve goodwill and relationships on Payless' behalf and to develop and preserve business information for Payless' exclusive ownership and use; and

                  (vi) long-term customer and supplier relationships often can be difficult to develop and require a significant investment of time, effort and expense; and

                  (vii) Executive recognizes and acknowledges that if Executive's employment with Payless were to cease, Payless needs certain protections in order to ensure that Executive does not appropriate and use any confidential information entrusted to Executive during the course of Executive's employment by Payless or take any other action which could result in a loss of Payless' goodwill that was generated on Payless' behalf and at its expense, and, more generally, to prevent Executive from having an unfair competitive advantage over Payless.

         (d) Reasonableness of non-compete restriction. Executive acknowledges and agrees that the restrictions in Paragraph 3(a) are reasonable and enforceable in view of the background for the non-compete restriction set forth in Paragraph 3(c) and in view of, among other things,

                  (i) the markets in which Payless and its subsidiaries operate their business; and

                  (ii) the confidential information to which Executive has access; and

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                  (iii) Executive's training and background, which are such that neither Payless nor Executive believe that the restraint will pose an undue hardship on Executive; and

                  (iv) the fact that a Competing Business could benefit greatly if it were to obtain Payless' confidential information; and

                  (v) the fact that Payless would not have adequate protection if Executive were permitted to work for any Competing Business since Payless would be unable to verify whether its confidential information was being disclosed or misused; and

                  (vi) the limited duration of, the limited scope of, and the limited activities prohibited by, the restrictions in Paragraph 3(a); and

                  (vii) Payless' legitimate interests in protecting its confidential information, goodwill and relationships.

         (e) If Executive violates Executive's obligations under Paragraph 3(a), then Payless shall be entitled to an injunction and other relief provided for in this Agreement to prevent such violation, and the time during which Executive violated the obligations shall not count toward satisfying the time during which the restriction shall apply. For example, if Executive were to join a competitor at the end of the Contract Term in violation of the restrictions in Paragraph 3(a) and work for such competitor for one month before a court enjoined such violation, then the two year time period of the restriction would begin when such injunction were issued; the one month during which Executive violated such restriction would not count toward the time that the restriction applies.

4. If Executive becomes Totally Disabled and remains continuously so Totally Disabled for a period of 180 days, then Payless' obligations under this Employment Agreement, at Payless' option, may be terminated by notice in writing to that effect given during the continuance of such Total Disability, such termination to take effect the later of (a) the last day of the month during which such notice is given or (b) the last day of such 180 day period. If Executive has made a previous election to participate in Payless' Long Term Disability Plan (subject to the terms and provisions of that plan), then the terms of that plan shall apply. "Total Disability" or "Totally Disabled" shall mean the inability of Executive to perform the normal duties of Executive's job under this Agreement.

5. (a) If Executive's employment terminates during the Contract Term by reason of Executive's death or Total Disability, by Executive's voluntary termination of employment or by Payless for Cause,

                  (i) Executive's basic compensation and employee benefits shall cease on the date of such termination, except as otherwise provided herein or in any applicable employee benefit plan or program; and

                  (ii) Executive (or Executive's legal representative(s)) shall be entitled to such




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         portion of any incentive compensation as shall be payable under the terms of the Incentive Plan.

         (b) In addition, if Executive's employment is terminated by reason of death, then Executive's obligations under Paragraphs 1 and 2 shall cease on the effective date of such termination.

         (c) In addition, if Executive's employment is terminated by reason of Total Disability, by Executive voluntarily or by Payless for Cause, then Executive's obligations under Paragraphs 1 and 2 shall cease on the effective date of such termination and Executive's obligations under Paragraphs 3 and 6 remain in full force and effect, and Payless shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referred to in Paragraph 8 of this Agreement, and Payless shall be entitled to enjoin Executive from violating the provisions of Paragraphs 3 and 6 of this Agreement.

         (d) If Executive's employment is terminated by Payless without Cause, then

                  (i) Executive's employment (and status as an employee) shall cease immediately; and

                  (ii) Executive shall be entitled, subject to the provisions of Paragraph 5(d)(vi), to continue to receive for the remainder of the Contract Term the higher of (x) Executive's basic compensation specifically stated in Paragraph 1(b) as of the date of this Agreement, and (y) Executive's basic compensation at the time Executive employment terminates; and

                  (iii) Executive shall be entitled to such portion of any incentive compensation as shall be payable under the terms of the Incentive Plan; and

                  (iv) Executive shall be entitled to post-termination benefits that are payable under Payless' employee benefit plans in accordance with their terms based on Executive's service through, and termination of employment on, the termination date, including any rights Executive may have to continued participation in Payless' medical plans under COBRA; and

                  (v) except as expressly provided in this Paragraph 5(d), Executive's post-termination obligations under this Agreement, including, without limitation, the provisions of Paragraphs 3 and 6, shall continue to apply following such termination; and

                  (vi) Executive shall use Executive's best efforts to find other employment which does not violate the provisions of Paragraph 3 hereof. If Executive accepts such other employment, Executive shall promptly notify Payless of such employment and of the compensation received, to be received or receivable from Executive's subsequent employer attributable to the remainder of the Contract Term, and all basic



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         compensation otherwise payable under Paragraph 5(d) for the remainder of the Contract Term shall be reduced to the extent of Executive's similar compensation received, to be received or receivable from such other employer or other business.

         (e)  "Cause" means

                  (i) an intentional act of fraud, embezzlement, theft or any other material violation of law in connection with Executive's duties or in the course of Executive's employment with Payless; or

                  (ii) intentional damage to assets of Payless; or

                  (iii) intentional disclosure of confidential information of Payless contrary to the policy of Payless; or

                  (iv) breach of Executive's obligations under this Agreement;
         or

                  (iv) intentional engagement in any competitive activity which would constitute a breach of Executive's duty of loyalty or of Executive's obligations under this Agreement; or

                  (v) intentional breach of any policy of Payless; or

                  (vi) the willful and continued failure by Executive to substantially perform Executive's duties with Payless (other than any such failure resulting from Executive's incapacity due to physical or mental illness); or

                  (vii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Payless, monetarily or otherwise.

For purposes of this Paragraph 5(e), an act, or a failure to act, shall not be deemed "willful" or "intentional" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interest of Payless. Failure to meet performance standards or objectives, by itself, will not constitute "Cause".

         (f) Executive agrees that, in addition to any other remedies, Payless shall be permitted, as part of the computation of any final amount or amounts due to Executive as wages, compensation, bonus, deferred compensation or otherwise, and before any such amount shall be due and owing, to reduce any amount which Payless may otherwise owe to Executive by any unpaid amount which Executive owes to Payless.

6. (a) Executive will not, at any time, directly or indirectly, use or disclose any of Payless' Confidential Information except as authorized and within the scope of Executive's employment with Payless.

         (b) At Payless' request and/or termination of Executive's employment with Payless,




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Executive will return to Payless all documents, records, notebooks, computer diskettes and tapes and anything else containing Payless' Confidential Information, including all copies thereof, as well as any other Payless property, in Executive's possession, custody or control. Executive will also delete from Executive's own computer or other electronic storage medium any of Payless' proprietary or Confidential Information. Not later than 20 days after Executive's employment is terminated, Executive will certify in writing to Payless that Executive has complied with these obligations.

         (c) During Executive's employment with Payless and thereafter, Executive will

                  (i) notify and provide Payless immediately with the details of any unauthorized possession, use or knowledge of any of Payless' Confidential Information,

                  (ii) assist in preventing any reoccurrence of this possession, use or knowledge, and

                  (iii) cooperate with Payless in any litigation or other action to protect or retrieve Payless' Confidential information.

         (d) "Confidential Information" means any non-public information pertaining to Payless' business. Confidential Information includes information disclosed by Payless to Executive, and information developed or learned by Executive during the course of or as a result of Executive's employment with Payless, which Executive also agrees is Payless' property. Executive further agrees that any item of intellectual or artistic property generated or prepared by Executive, for Executive or with others, in connection with Executive's employment by Payless is Payless' sole property and shall remain so unless Payless otherwise specifically agrees in writing. Confidential Information includes, without limitation, information and documents concerning Payless' processes; suppliers (including Payless' terms, conditions and other business arrangements with suppliers); supplier and customer lists; advertising, marketing plans and strategies; profit margins; seasonal plans, goals, objectives and projections, compilations, analyses and projections regarding Payless' divisions, businesses, product segments, product lines, suppliers, sales and expenses; files; trade secrets and patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); and "know-how," techniques or any technical information not of a published nature relating, for example, to how Payless conducts its business.

         (e) Executive agrees that Executive will not disclose to Payless or use, or induce Payless to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. Executive also represents that Executive has returned property, proprietary information, trade secret and confidential business information belonging to any prior employer.

7. (a) If any court of competent jurisdiction determines that, but for the provisions of this Paragraph 7, any provision of this Agreement is illegal, void as against public policy or otherwise unenforceable because it is deemed to be overbroad, then such provision shall automatically be amended to the extent (but only to the extent) necessary to make it sufficiently narrow in scope,




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time and geographic area that it is not illegal, void as against public policy or overbroad. All other remaining terms and provisions shall remain in full force and effect.

         (b) If Executive raises any question regarding the enforceability of any aspect of this Agreement, including, without limitation, Paragraphs 3 or 6, Executive specifically agrees that Executive will abide fully by such provisions unless and until a court of competent jurisdiction has rendered a final judgment that such provisions are not fully enforceable. Following any such final judgment, Executive and Payless will abide fully by such judgment.

8. (a) Payless and Executive shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of the obligations and duties of the other under this Agreement, and enforcement of one or more of such rights and remedies shall in no way preclude Payless or Executive from pursuing any and all other rights and remedies available to each of them.

         (b) Executive acknowledges and agrees that the individualized services and capabilities that Executive will render and provide to Payless during the Contract Term are of a personal, special, unique, unusual, extraordinary and intellectual character.

         (c) Executive acknowledges and agrees that the restrictions in this Agreement on Executive are reasonable in order to protect Payless' expectations and rights under this Agreement and to provide Payless with the protections that Payless needs to, among other things, safeguard its confidential information. Payless shall be entitled to injunctive relief in addition to any other remedy it may have, and Executive expressly consents to injunctive and such other equitable relief as Payless in good faith believes it may need. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach Executive's obligations under Paragraphs 3 or 6 hereof, Executive consents to entry of an order enjoining Executive from rendering personal services to or in connection with a Competing Business and from using or disclosing any confidential information.

         (d) If Executive's employment is terminated by Executive voluntarily or by Payless for Cause, Executive shall be liable for all attorneys' fees and costs incurred by Payless in seeking to enforce its rights under this Agreement.

9. Payless Work-Product, The Executive agrees to disclose fully to Payless, and hereby assigns and transfers to Payless, and agrees to execute any additional documentation Payless may reasonably request to evidence the assignment and transfer, immediately upon the conception, development, making or acquisition thereof, the right, title, and interest in and to any and all inventions, discoveries, improvements, innovations, and/or designs (the "Work Product") conceived, discovered, developed, acquired or secured by the Executive, solely or jointly with others or otherwise, together with all associated U.S. and foreign intellectual property rights (i.e. patents, copyrights, trademarks or trade secrets) either:

         (a) during the period of Executive's employment, if such Work Product is related directly or indirectly, to the business of, or to the research or development work of Payless;

         (b) with the use of the time, materials, or facilities of Payless; or

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         (c) within one year after termination of such employment if conceived as a result of and is attributable to work done during such employment and relates to Work Product within the scope of the business of Payless, together with rights to all intellectual property rights which may be granted thereon.

Upon discovery, development or acquisitions or any such Work Product, Executive shall notify Payless and shall execute and deliver to Payless, without further compensation, such documents prepared by Payless as may be reasonable or necessary to prepare or prosecute applications for such Work Product and to assign and transfer to Payless Executive's right, title and interest in and to such Work Product and intellectual property rights thereof. Executive acknowledges that Executive has carefully read and considered the provisions of this paragraph and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Payless, its officers, directors, and other executives.

10. The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between the Executive and Payless and its parents and subsidiaries, with respect to the employment of Executive by Payless and its parents and subsidiaries. This Agreement shall inure to the benefit of, and shall be binding upon, Payless, its successors and assigns and upon Executive and Executive's heirs, successors and assigns; provided, however, that, since this is an agreement for the rendering of personal services, Executive cannot assign any of Executive's obligations under this Agreement to anyone else. This Agreement may be executed in counterparts, in which case each of the two counterparts shall be deemed to be an original and the final counterpart shall be deemed to have been executed in Topeka, Kansas.

11. Executive agrees that this Agreement may be assigned by Payless to a subsidiary of Payless; such assignment, however, shall not relieve Payless of any of its obligations hereunder except to the extent that such obligations are actually discharged by such subsidiary.

12. This Agreement has been executed by Payless at Payless' corporate headquarters and principal executive offices in Topeka, Kansas. Any questions or other matter arising under this Agreement, whether of validity, interpretation, performance or otherwise, shall be governed by and construed in accordance with the laws of the State of Kansas applicable to agreements made and to be performed in such state without regard to such state's conflicts of law provision. All actions and proceedings arising out of or relating directly or indirectly to this Agreement shall be filed and litigated exclusively in any state court or federal court located in the City of Topeka, Kansas or in Shawnee County, Kansas. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to service of process if made upon Payless' registered agent or if made at Executive's last known address on the records of Payless.

BY SIGNING THIS AGREEMENT, EXECUTIVE HEREBY CERTIFIES THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C)





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HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR WHICH
EXECUTIVE MAY DESIRE TO CONSULT, INCLUDING LEGAL COUNSEL; (D) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THIS AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (E) UNDERSTANDS EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.



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IN WITNESS WHEREOF, this Agreement has been executed by Executive, and then by
Payless in Topeka, Kansas, effective as of the date first above written.


                                    /s/     Steven  J. Douglass
                                    ------------------------------------------
                                    Steven J. Douglass

                              PAYLESS SHOESOURCE, INC.


                              By:   /s/     Thomas A. Hays
                                   -------------------------------------------
                              Name:    Thomas A. Hays
                              Title:   Chairman
                                       Compensation and Nominating Committee


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